CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of U.S. Government Money Market Fund of our report dated November 28, 2022, relating to the financial statements and financial highlights, which appears in U.S. Government Money Market Fund’s Annual Report on Form N-CSR for the year ended September 30, 2022. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, MN

June 8, 2023